Pricing Supplement Dated November 16, 1995                  Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $10,000,000
Agent's Discount
  or Commission:             $100,000
Net Proceeds to Company:     $9,900,000
Interest Rate:               6.00% per annum
Issue Date:                  11/30/95
Maturity Date:               11/30/00
Interest Payment Dates:      Each April 1 and October 1, and at Maturity
                             commencing April 1, 1996 and ending on the
                             Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 11/30/95 to 11/30/00

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes	/X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry             / /  Certificated


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Other:
      Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

      Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated has purchased the Notes as principal at a discount, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale.